Exhibit 5.1

July 16, 2021

NavSight Holdings, Inc.

12020 Sunrise Valley Drive

Suite 100

Reston, Virginia 20191

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have served as counsel to NavSight Holdings, Inc., a Delaware corporation (the “Company”), in connection with certain matters of law relating to the registration and issuance by the Company of its shares of NavSight’s Class A Common Stock in exchange for shares of Spire Common Stock and Spire Preferred Stock (each as defined in the Registration Statement) and pursuant to options and other equity-based awards that are to be assumed by NavSight (collectively, the “Shares”), covered by the Registration Statement on Form S-4 and all amendments thereto (the “Registration Statement”), as filed with the United States Securities and Exchange Commission (the “Commission”) by the Company on or about the date hereof under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.    The Registration Statement and the related form of prospectus included therein in the form to be filed with the Commission under the 1933 Act;

2.    The Amended and Restated Certificate of Incorporation of the Company, dated on or about the date hereof (the “Certificate of Incorporation”);

3.    The Amended and Restated Bylaws of the Company (the “Bylaws”), dated on or about the date hereof, certified as of the date hereof by an officer of the Company;

4.    The Business Combination Agreement dated as of February 28, 2021 (as it may be further amended or supplemented from time to time, the “Business Combination Agreement”) by and among the Company, Navsight Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of NavSight, Spire Global, Inc., a Delaware corporation, Peter Platzer, Theresa Condor, Joel Spark, and Jeroen Cappaert.

5.    Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company (the “Board”), relating to the registration and issuance of the Shares, certified as of the date hereof by an officer of the Company;

NavSight Holdings, Inc.

July 16, 2021

6.    A certificate of the Delaware Secretary of State as to the good standing of the Company, dated as of a recent date;

7.    A certificate executed by an officer of the Company, dated as of the date hereof; and

8.    Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.    Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.    Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.    Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.    All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.    Upon the issuance of any Shares, including Shares which may be issued upon conversion or exercise of any other securities convertible into or exercisable for Shares, the total number of Shares issued and outstanding will not exceed the total number of shares of Shares that the Company is then authorized to issue under the Certificate of Incorporation.

6.    Any securities convertible into or exercisable for any other securities of the Company will be duly converted or exercised in accordance with their terms.

NavSight Holdings, Inc.

July 16, 2021

7.    The issuance, and certain terms, of the Shares to be issued by the Company from time to time will be authorized and approved by the Board, or a duly authorized committee thereof, in accordance with the Certificate of Incorporation, the Bylaws, the Registration Statement, the Resolutions and the Business Combination Agreement (such approvals and, if applicable, acceptance for record, referred to herein as the “Corporate Proceedings”).

8.    None of the Shares will be issued, sold or transferred in violation of the restrictions on ownership and transfer set forth in the Certificate of Incorporation or the Bylaws.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that, upon the completion of all Corporate Proceedings relating to the Shares and the Business Combination Agreement, the issuance of the Shares will be duly authorized and, when and if issued and delivered in exchange for certain securities in accordance with the Business Combination Agreement, the Registration Statement, the Resolutions and the Corporate Proceedings, the Shares will be validly issued, fully paid and nonassessable.

We express no opinion as to the applicability or effect of any federal or state securities laws, or as to federal or state laws regarding fraudulent transfers or the laws, codes or regulations of any municipality or other local jurisdiction. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP